EX-28.h.28

AMENDED FEE WAIVER AGREEMENT

THIS AMENDED FEE WAIVER AGREEMENT (the “Agreement”), effective as of May 1, 2019 and amended as of October 1, 2019, by and between NATIONWIDE FUND ADVISORS (“NFA”) and NATIONWIDE VARIABLE INSURANCE TRUST, a Delaware statutory trust (the “Trust”), on behalf of the following series (each, a “Fund,” and collectively, the “Funds”):

NVIT Dynamic U.S. Growth Fund	NVIT Multi-Manager Large Cap Value Fund
NVIT Emerging Markets Fund	NVIT Multi-Manager Mid Cap Growth Fund
NVIT Government Bond Fund	NVIT Multi-Manager Mid Cap Value Fund
NVIT International Equity Fund	NVIT Multi-Manager Small Cap Growth Fund
NVIT Multi-Manager International Growth Fund	NVIT Multi-Manager Small Cap Value Fund
NVIT Multi-Manager International Value Fund	NVIT Multi-Manager Small Company Fund
NVIT Multi-Manager Large Cap Growth Fund	NVIT Real Estate Fund

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management company of the series type, and each Fund is a separate series of the Trust;

WHEREAS, NFA serves as investment adviser to the Trust, including the Funds, pursuant to an investment advisory agreement, dated May 1, 2007, between NFA and the Trust, under which the Trust pays fees to NFA as specified therein (“Advisory Fees”);

WHEREAS, in order to share with the Funds certain financial savings to NFA resulting from reductions in rates that NFA must pay to subadvisers with respect to the Funds, NFA previously has agreed to waive Advisory Fees equal to the amounts shown as “Savings Waivers” in Section 1.1 below;

WHEREAS, NFA desires to continue to waive the amounts equal to the Savings Waivers until such time as the Trust and NFA may agree;

WHEREAS, NFA now wishes to waive Advisory Fees in addition to the amounts waived per the Savings Waivers, for a limited duration of time, equal to the amounts shown as “New Waivers” in Section 1.2 below; and

NOW, THEREFORE, the parties hereto agree as follows:

1.	Fee Waiver Amount:

1.1 Until such time as this Agreement is terminated in accordance with Section 2.1 below, NFA agrees to waive Advisory Fees in respect of the following Funds, equal to the amounts shown as Savings Waivers in the table below, calculated monthly based on each Fund’s average daily net assets.

1.2 Until such time as this Agreement shall expire in accordance with Section 2.2 below, NFA agrees to waive Advisory Fees in respect of the following Funds, equal to the amounts shown as New Waivers in the table below, calculated monthly based on each Fund’s average daily net assets.

EX-28.h.28

Name of Fund	Savings Waivers	New Waivers	Sum of Savings Waivers Plus New Waivers
NVIT Dynamic U.S. Growth Fund	0.038%	None	0.038%
NVIT Emerging Markets Fund	0.05%	None	0.05%
NVIT Government Bond Fund	0.015%	None	0.015%
NVIT International Equity Fund	0.01%	None	0.01%
NVIT Multi-Manager International Growth Fund	None	0.05%	0.05%
NVIT Multi-Manager International Value Fund	0.016%	0.22%	0.236%
NVIT Multi-Manager Large Cap Growth Fund	None	0.07%	0.07%
NVIT Multi-Manager Large Cap Value Fund	0.037%	0.09%	0.127%
NVIT Multi-Manager Mid Cap Growth Fund	0.029%	0.01%	0.039%
NVIT Multi-Manager Mid Cap Value Fund	0.013%	None	0.013%
NVIT Multi-Manager Small Cap Growth Fund	None	0.08%	0.08%
NVIT Multi-Manager Small Cap Value Fund	None	0.04%	0.04%
NVIT Multi-Manager Small Company Fund	0.023%	None	0.023%
NVIT Real Estate Fund	0.013%	None	0.013%

1.3 NFA shall waive all Savings Waivers and New Waivers after first giving effect to any expense limitations that may apply.

1.4 NFA acknowledges that it shall not be entitled to collect on, or make a claim for, Advisory Fees waived hereunder at any time in the future.

2.	Term and Termination of Agreement:

2.1 This Agreement shall continue in effect, with respect to Savings Waivers only, until April 30, 2021, and shall renew automatically for successive one-year terms unless otherwise terminated by agreement of the Trust.

2.2 This Agreement shall continue in effect, with respect to New Waivers only, until April 30, 2021, and may renew for successive one-year terms upon the agreement of the Trust and NFA.

3.	Miscellaneous:

3.1 Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

3.2 Interpretation. Nothing herein contained shall be deemed to require the Trust or a Fund to take any action contrary to the Trust’s Agreement and Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which the Trust or a Fund is subject or by which the Trust or a Fund is bound, or to relieve or deprive the Trust’s Board of Trustees of the Board’s responsibility for and control of the conduct of the affairs of the Trust or the Funds.

EX-28.h.28

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

NATIONWIDE VARIABLE INSURANCE TRUST

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

NATIONWIDE FUND ADVISORS

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

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